Exhibit (23)
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. [333-67586 on Form S-3 and Registration Statements No. 333-40394, 333-99805,and 333-99807] on Form S-8 of Vulcan Materials Company of our reports dated March 10, 2004 (which reports express an unqualified opinion and include an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, 142 and 133 appearing in and incorporated by reference in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of these Registration Statements.

/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Birmingham, Alabama
March 10, 2004